Exhibit 14

EXECUTIVE OFFICERS AND DIRECTORS

OF

AXA RE ARIZONA COMPANY

The names of the Directors and the names and titles of the Executive Officers of AXA RE Arizona Company (formerly known as, AXA Financial (Bermuda), Ltd.) (“AXA Arizona”) and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA Arizona and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation

* Joshua E. Braverman	President and Chief Executive Officer Senior Executive Director and Treasurer, AXA Equitable Life Insurance Company

* William Casill	Vice President and Chief Operating Officer Senior Vice President, AXA Equitable Life Insurance Company

* Keith Floman	Executive Vice President Managing Directors and Chief Actuary, AXA Equitable Life Insurance Company

* Joseph M. Hennelly, Jr., Esq. Hennelly and Steadman, PLC 322 West Roosevelt Phoenix, AZ 85003	Partner, Hennelly and Steadman, PLC

* Anders Malmström (1)	Chairman of the Board Senior Executive Director and Chief Financial Officer, AXA Equitable Life Insurance Company

*	Director
(1)	Citizen of the Switzerland